Exhibit 99.1

SBA ANNOUNCES EXECUTIVE CHANGES

BOCA RATON, FL, November 3, 2010 — SBA Communications Corporation (NASDAQ: SBAC) (“SBA” or the “Company”) announced today changes to the responsibilities of two of its executive officers. Kurt Bagwell, currently the Company’s Senior Vice President and Chief Operating Officer, has been named President – International. Mr. Bagwell will have primary responsibility for all of SBA’s growing international activities. Mark Ciarfella, currently the Company’s Vice President – New Builds, has been named Senior Vice President – Operations, where he will oversee the Company’s tower operations and services business, as well as to continue to oversee new tower builds for SBA ownership. Mr. Ciarfella will join the Company’s executive committee, consisting of Messrs. Bagwell, Ciarfella, Jason Silberstein (Senior Vice President – Property Management), Brendan Cavanagh (Chief Financial Officer), Tom Hunt (Chief Administrative Officer and General Counsel), and Jeff Stoops (Chief Executive Officer).

“We’re pleased to announce these changes” commented Jeff Stoops. “They reflect the growth of our international activities and the depth of our management team. Kurt and Mark have been with SBA for many years, and have spent their entire careers in wireless. With this depth of experience we have the resources to successfully grow our business in new geographic markets while continuing our primary focus of executing and growing our U.S. operations. We’re excited about our future both domestically and internationally.”

SBA is a leading independent owner and operator of wireless communications infrastructure in North and Central America. SBA generates revenue from two primary businesses - site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts.

For additional information about SBA, please contact Mark DeRussy, Director of Finance, (561) 226-9531 or visit our website at www.sbasite.com.